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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)     February 7, 2001
                                                 -------------------------------

                           Juno Online Services, Inc.
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             (Exact name of registrant as specified in its charter)

       Delaware                     000-26009                  13-3914547
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 (State or other jurisdiction      (Commission                (IRS Employer
      of incorporation)            File Number)              Identification No.)

               1540 Broadway, New York, New York                      10036
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             (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code          (212) 597-9000
                                                   -----------------------------

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          (Former name or former address, if changed since last report)




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      ITEM 5.  OTHER EVENTS.

      On February 7, 2001, Juno Online Services, Inc. delivered a drawdown notice to The Kingston Limited Partnership in accordance with the terms of the common stock investment agreement to which each of Juno and Kingston is a party and, as a result, a purchase period commenced on February 8, 2001 and is expected to terminate on March 12, 2001. On February 14, 2001, Kingston and Juno agreed to a mutual waiver under the common stock investment agreement. The mutual waiver will be effective only for purchases and sales occurring during the portion of the current purchase period on or after February 15, 2001. Pursuant to the mutual waiver, Juno and Kingston have agreed that, notwithstanding any provision of the common stock investment agreement, the floor price and the company designated minimum price for the current purchase period will be equal to $1.50. As a result of this mutual waiver, sales to Kingston under the common stock investment agreement during the portion of this purchase period on or after February 15, 2001 may occur at prices as low as $1.50 per share. Accordingly, during this purchase period, Kingston will generally not be required to purchase shares of our common stock on a given day if our volume-weighted average stock price during such day is less than $1.60 per share. Absent the mutual waiver, Kingston would not be obligated to purchase shares of our common stock on trading days during which our volume-weighted average stock price were less than $2.66 per share.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   Juno Online Services, Inc.
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                                                          (Registrant)

           February 15, 2001                  /s/ Charles Ardai
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                 Date                        Charles Ardai, President and Chief
                                             Executive Officer